Exhibit 99.1

TIME WARNER INC. REPORTS THIRD-QUARTER 2013 RESULTS

Third-Quarter Highlights

•	Adjusted Operating Income increased 8% to $1.7 billion

•	Networks Adjusted Operating Income grew 12%, to its highest quarter ever

•	Adjusted Operating Income margins increased year-over-year for the eighth time in the last nine quarters

•	Adjusted EPS rose 20%[1] to $1.01

•	Company repurchased 50 million shares for $3.0 billion year-to-date through November 1, 2013

NEW YORK, November 6, 2013 – Time Warner Inc. (NYSE:TWX) today reported financial results for its third quarter ended September 30, 2013.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had another strong quarter and remain on track for another very successful year, thanks to our commitment to great storytelling across the Company. Adjusted Operating Income for the third quarter increased by 8%, while Adjusted EPS rose by 20%. The biggest driver was again our Networks segment, which grew Adjusted Operating Income by double digits and posted its highest quarterly profits ever. At Turner, TBS was the #2 ad-supported cable network in primetime across adults 18-34 and 18-49. And TNT finished the quarter as the #2 network among adults 25-54 in total day, thanks to a lineup of originals that included four of the top ten scripted shows on ad-supported cable. CNN also increased total day ratings in its key demo by 15% during the quarter, once again taking share from the competition. HBO continued to distinguish itself by receiving 27 Primetime Emmy Awards this year, including 11 for Behind the Candelabra and five for Boardwalk Empire. That was the most of any network for the twelfth consecutive year. And Warner Bros. is once again supplying more shows this season to the broadcast networks than any other studio — including the top two shows on television, The Big Bang Theory and The Voice.”

Mr. Bewkes continued: “Warner Bros. is also the leading film studio by domestic box office share this year, helped by the third quarter release of two sleeper hits, The Conjuring and We’re the Millers, as well as the critical and commercial success of our newest release, Gravity. And we’re looking forward to the second release in The Hobbit franchise next month. Finally, reflecting our commitment to stockholder returns, so far this year we’ve repurchased $3.0 billion of our stock and paid out over $800 million in dividends.”

Company Results

Revenues were essentially flat at $6.9 billion in the third quarter of 2013 as growth at the Networks segment and lower intersegment eliminations were offset by declines at the Film and TV Entertainment and Publishing segments. Adjusted Operating Income increased 8% to $1.7 billion due to an increase at the Networks segment, partially offset by decreases at the Film and TV Entertainment and Publishing

1 The Company has recast its historical financial results to reflect the presentation of its investment in Central European Media Enterprises Ltd. (“CME”) under the equity method of accounting for all prior periods from the date of the Company’s initial investment in CME in May 2009.

segments. Adjusted Operating Income margin increased to 25% from 23% in the third quarter of 2012. Operating Income increased 17% to $1.8 billion. Operating Income margin increased to 27% from 23% in the prior year quarter.

In the third quarter, the Company posted Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $1.01 versus $0.841 for the year-ago quarter. Diluted Income per Common Share from Continuing Operations was $1.11 for the three months ended September 30, 2013 compared to $0.841 for last year’s third quarter.

On March 6, 2013, Time Warner announced that its Board of Directors has authorized management to proceed with plans for the complete legal and structural separation of the Company’s Publishing segment from Time Warner. In the third quarter of 2013, excluding Publishing, Revenues were flat, Adjusted Operating Income grew 9% and Operating Income rose 19%.

For the first nine months of 2013, Cash Provided by Operations from Continuing Operations reached $2.8 billion and Free Cash Flow totaled $2.9 billion. As of September 30, 2013, Net Debt was $17.6 billion, up from $17.0 billion at the end of 2012, due to share repurchases and dividends, partially offset by the generation of Free Cash Flow and proceeds from the exercise of stock options.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

In January 2013, the Company’s Board of Directors authorized a total of $4 billion in share repurchases beginning January 1, 2013, which replaced the amount remaining under the prior authorization.

From January 1, 2013 through November 1, 2013, the Company repurchased approximately 50 million shares of common stock for approximately $3.0 billion. These amounts reflect the purchase of approximately 18 million shares of common stock for approximately $1.2 billion since the amounts reported in the Company’s second quarter earnings release issued on August 7, 2013.

Segment Performance

Presentation of Financial Information

The schedule below reflects Time Warner’s financial performance for the three and nine months ended September 30, by line of business (millions).

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Revenues:
Networks	$3,521	$3,339	$11,057	$10,539
Film and TV Entertainment	2,694	2,897	8,316	8,295
Intersegment eliminations	(173)	(227)	(516)	(711)

Total excluding Publishing	6,042	6,009	18,857	18,123
Publishing	818	838	2,388	2,469
Intersegment eliminations	(4)	(5)	(15)	(27)

Total Revenues	$6,856	$6,842	$21,230	$20,565

Adjusted Operating Income (Loss) (a):
Networks	$1,368	$1,223	$3,921	$3,545
Film and TV Entertainment	302	330	751	682
Corporate	(99)	(85)	(293)	(263)
Intersegment eliminations	18	(12)	47	(80)

Total excluding Publishing	1,589	1,456	4,426	3,884
Publishing	116	126	231	262

Total Adjusted Operating Income	$1,705	$1,582	$4,657	$4,146

Operating Income (Loss) (a):
Networks	$1,469	$1,224	$4,011	$3,341
Film and TV Entertainment	307	328	751	676
Corporate (b)	(65)	(86)	(274)	(266)
Intersegment eliminations	18	(12)	47	(80)

Total excluding Publishing	1,729	1,454	4,535	3,671
Publishing	115	127	230	220

Total Operating Income	$1,844	$1,581	$4,765	$3,891

Depreciation and Amortization:
Networks	$89	$91	$260	$265
Film and TV Entertainment	91	92	278	276
Corporate	6	8	21	21

Total excluding Publishing	186	191	559	562
Publishing	32	31	94	96

Total Depreciation and Amortization	$218	$222	$653	$658

(a)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three and nine months ended September 30, 2013 and 2012 included restructuring and severance costs of (millions):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012
Networks	$(54)	$(18)	$(100)	$(40)
Film and TV Entertainment	(2)	(11)	(33)	(19)
Corporate	-	-	1	(1)

Total excluding Publishing	(56)	(29)	(132)	(60)
Publishing	(4)	(6)	(58)	(24)

Total Restructuring and Severance Costs	$(60)	$(35)	$(190)	$(84)

(b)	Operating Income (Loss) for the three and nine months ended September 30, 2013 included a $38 million gain in connection with the curtailment of post-retirement medical benefits.

Presented below is a discussion of the performance of Time Warner’s segments for the third quarter of 2013. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

NETWORKS (Turner Broadcasting and HBO)

Revenues grew 5% ($182 million) to $3.5 billion, benefiting from growth of 4% ($92 million) in Subscription revenues and 11% ($96 million) in Advertising revenues. The increase in Subscription revenues resulted mainly from higher domestic rates and international growth, partially offset by the negative effect of foreign currency exchange rates. Advertising revenues benefited from growth at Turner’s domestic entertainment networks, principally due to higher pricing and demand, and increases at Turner’s international networks.

Adjusted Operating Income increased 12% ($145 million) to $1.4 billion, reflecting higher revenues, partly offset by increased restructuring and severance expenses ($36 million). Programming costs decreased 3%, primarily due to lower costs for acquired films and syndicated series and the timing of originals and sports programming.

Operating Income rose 20% ($245 million) to $1.5 billion. The current year quarter included a $105 million gain related to HBO’s acquisition of its partner’s interests in HBO Asia and HBO South Asia (collectively, “HBO Asia”) in September 2013. HBO now owns 100% of HBO Asia and will consolidate it in its operating results beginning in the fourth quarter of 2013.

TNT series Rizzoli & Isles and Major Crimes ranked as ad-supported cable’s #2 and #4, respectively, original primetime scripted series in the third quarter among total viewers. In the third quarter, TBS was the #2 ad-supported cable network with adults 18-34 and 18-49 in primetime, and The Big Bang Theory on TBS remained the #1 comedy on ad-supported cable among total viewers and adults 18-49 for the seventh consecutive quarter. Adult Swim’s ratings were up 21% among adults 18-34 in total day in the third quarter. CNN grew ratings double digits among adults 25-54 in total day in the third quarter.

In September, HBO received 27 Primetime Emmy Awards, the most of any network for the twelfth consecutive year, with Behind the Candelabra receiving 11 awards, the most of any program, and Boardwalk Empire receiving five awards, the second-most of any program.

FILM AND TV ENTERTAINMENT (Warner Bros.)

Revenues decreased 7% ($203 million) to $2.7 billion, mainly reflecting difficult theatrical comparisons to the year-ago period, which included revenues from The Dark Knight Rises, as well as lower television revenue from theatrical product and the timing of subscription video-on-demand availabilities. These decreases were partially offset by an increase in television licensing revenue primarily due to the initial domestic off-network availability of The Middle.

Adjusted Operating Income declined 8% ($28 million) to $302 million, primarily due to lower revenues, partially offset by lower film costs.

Operating Income decreased 6% ($21 million) to $307 million.

Through November 3, The Conjuring, We’re the Millers and Gravity grossed over $310 million, $260 million and almost $430 million, respectively, worldwide at the box office. In September, Warner Bros. announced an expanded creative partnership with J.K. Rowling, which spans all areas of Warner Bros.’ Harry Potter businesses, including a new film series.

PUBLISHING (Time Inc.)

Revenues decreased 2% ($20 million) to $818 million, reflecting declines of 4% ($12 million) in Subscription revenues and 2% ($7 million) in Advertising revenues. Subscription revenues decreased primarily due to lower worldwide newsstand revenues. The decrease in Advertising revenues was mainly due to lower non-magazine advertising revenues, including website revenues. This decrease was partly offset by higher domestic magazine advertising revenues, which benefited from certain weekly titles having an additional issue in the current year quarter.

Adjusted Operating Income decreased 8% ($10 million) to $116 million, primarily due to lower revenues, partially offset by lower expenses as a result of operational cost savings, including from the restructuring actions taken in the first quarter of 2013.

Operating Income decreased 9% ($12 million) to $115 million.

During the first nine months of 2013, Time Inc. maintained its leading share of overall domestic magazine advertising with 22.3% (Publishers Information Bureau data). On October 1, 2013, Time Inc. acquired American Express Publishing Corporation, including its Travel+Leisure and Food & Wine magazines and their related websites.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Adjusted EPS was $1.01 for the three months ended September 30, 2013, compared to $0.841 in last year’s third quarter. The increase in Adjusted EPS primarily reflects higher Adjusted Operating Income and fewer shares outstanding.

For the three months ended September 30, 2013, the Company reported Income from Continuing Operations attributable to Time Warner Inc. common shareholders of $1.0 billion, or $1.11 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner Inc. common shareholders in the third quarter of 2012 of $822 million1, or $0.841 per diluted common share.

For the third quarter of 2013 and 2012, the Company reported Net Income of $1.2 billion and $822 million1, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. In light of the pending legal and structural separation of the Company’s Publishing segment from Time Warner, the Company also uses Adjusted Operating Income (Loss) excluding Publishing to further evaluate the non-publishing businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.

Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders is Income from Continuing Operations attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders excluding the above items.

Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) for the Company’s businesses excluding Publishing, Adjusted Operating Income margin, Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

For periods ending on or after July 1, 2012, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. For periods ending prior to that date, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. A change to the definition of Free Cash Flow for periods prior to July 1, 2012 to adjust for contingent consideration payments made in connection with acquisitions would have had no impact on the Free Cash Flow for such periods. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) excluding Publishing, Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Income from Continuing Operations attributable to Time Warner Inc. common shareholders, Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2013 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, November 6, 2013. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920

# # #

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	September 30,	December 31,
	2013	2012

ASSETS
Current assets
Cash and equivalents	$1,567	$2,841
Receivables, less allowances of $1,212 and $1,757	6,763	7,385
Inventories	2,056	2,036
Deferred income taxes	459	474
Prepaid expenses and other current assets	736	528

Total current assets	11,581	13,264

Noncurrent inventories and theatrical film and television production costs	6,539	6,675
Investments, including available-for-sale securities	1,953	1,966
Property, plant and equipment, net	3,692	3,942
Intangible assets subject to amortization, net	2,019	2,108
Intangible assets not subject to amortization	7,680	7,642
Goodwill	30,527	30,446
Other assets	2,462	2,046

Total assets	$66,453	$68,089

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,776	$8,039
Deferred revenue	874	1,011
Debt due within one year	18	749

Total current liabilities	7,668	9,799

Long-term debt	19,145	19,122
Deferred income taxes	2,510	2,127
Deferred revenue	496	523
Other noncurrent liabilities	6,704	6,721

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 909 million and 932 million shares outstanding	17	17
Paid-in-capital	153,650	154,577
Treasury stock, at cost (743 million and 720 million shares)	(36,641)	(35,077)
Accumulated other comprehensive loss, net	(1,073)	(989)
Accumulated deficit	(86,024)	(88,732)

Total Time Warner Inc. shareholders’ equity	29,929	29,796
Noncontrolling interests	1	1

Total equity	29,930	29,797

Total liabilities and equity	$66,453	$68,089

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	9/30/13	9/30/12	9/30/13	9/30/12

Revenues	$6,856	$6,842	$21,230	$20,565
Costs of revenues	(3,483)	(3,657)	(11,454)	(11,498)
Selling, general and administrative	(1,517)	(1,511)	(4,735)	(4,692)
Amortization of intangible assets	(60)	(57)	(181)	(178)
Restructuring and severance costs	(60)	(35)	(190)	(84)
Asset impairments	(5)	(3)	(35)	(182)
Gain (loss) on operating assets, net	113	2	130	(40)

Operating income	1,844	1,581	4,765	3,891
Interest expense, net	(301)	(318)	(890)	(946)
Other loss, net	(20)	(23)	(63)	(92)

Income from continuing operations before income taxes	1,523	1,240	3,812	2,853
Income tax provision	(477)	(418)	(1,241)	(1,043)

Income from continuing operations	1,046	822	2,571	1,810
Discontinued operations, net of tax	137	-	137	-

Net income	1,183	822	2,708	1,810
Less Net loss attributable to noncontrolling interests	-	-	-	3

Net income attributable to Time Warner Inc. shareholders	$1,183	$822	$2,708	$1,813

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$1.14	$0.86	$2.76	$1.88
Discontinued operations	0.15	-	0.15	-

Basic net income per common share	$1.29	$0.86	$2.91	$1.88

Average basic common shares outstanding	916.8	950.4	926.1	958.5

Diluted income per common share from continuing operations	$1.11	$0.84	$2.71	$1.85
Discontinued operations	0.15	-	0.14	-

Diluted net income per common share	$1.26	$0.84	$2.85	$1.85

Average diluted common shares outstanding	938.8	973.9	948.7	979.4

Cash dividends declared per share of common stock	$0.2875	$0.2600	$0.8625	$0.7800

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Nine Months Ended September 30,

(Unaudited; millions)

	2013	2012

OPERATIONS
Net income	$2,708	$1,810
Less Discontinued operations, net of tax	(137)	-

Net income from continuing operations	2,571	1,810
Adjustments for noncash and nonoperating items:
Depreciation and amortization	653	658
Amortization of film and television costs	5,202	5,375
Asset impairments	35	182
(Gain) loss on investments and other assets, net	(70)	71
Equity in losses of investee companies, net of cash distributions	168	92
Equity-based compensation	202	187
Deferred income taxes	716	40
Changes in operating assets and liabilities, net of acquisitions	(6,645)	(6,118)

Cash provided by operations from continuing operations	2,832	2,297
Cash used by operations from discontinued operations	(1)	(8)

Cash provided by operations	2,831	2,289

INVESTING ACTIVITIES
Investments in available-for-sale securities	(25)	(29)
Investments and acquisitions, net of cash acquired	(462)	(572)
Capital expenditures	(315)	(426)
Investment proceeds from available-for-sale securities	33	1
Other investment proceeds	167	80

Cash used by investing activities	(602)	(946)

FINANCING ACTIVITIES
Borrowings	24	1,032
Debt repayments	(756)	(678)
Proceeds from exercise of stock options	596	801
Excess tax benefit from equity instruments	154	58
Principal payments on capital leases	(6)	(9)
Repurchases of common stock	(2,603)	(1,996)
Dividends paid	(811)	(762)
Other financing activities	(101)	(77)

Cash used by financing activities	(3,503)	(1,631)

DECREASE IN CASH AND EQUIVALENTS	(1,274)	(288)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,841	3,476

CASH AND EQUIVALENTS AT END OF PERIOD	$1,567	$3,188

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended September 30, 2013

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Networks	$1,368	$(5)	$107	$(1)	$1,469
Film and TV Entertainment	302	-	6	(1)	307
Corporate	(99)	-	-	34	(65)
Intersegment eliminations	18	-	-	-	18

Time Warner excluding Publishing	1,589	(5)	113	32	1,729
Publishing	116	-	-	(1)	115

Time Warner	$1,705	$(5)	$113	$31	$1,844

Margin(a)	24.9%	(0.1%)	1.6%	0.5%	26.9%

Three Months Ended September 30, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Networks	$1,223	$(1)	$-	$2	$1,224
Film and TV Entertainment	330	(2)	1	(1)	328
Corporate	(85)	-	-	(1)	(86)
Intersegment eliminations	(12)	-	-	-	(12)

Time Warner excluding Publishing	1,456	(3)	1	-	1,454
Publishing	126	-	1	-	127

Time Warner	$1,582	$(3)	$2	$-	$1,581

Margin(a)	23.1%	-	-	-	23.1%

Please refer to pages 13 to 15 for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Time Warner Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Nine Months Ended September 30, 2013

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Networks	$3,921	$(23)	$116	$(3)	$4,011
Film and TV Entertainment	751	(5)	6	(1)	751
Corporate	(293)	(7)	8	18	(274)
Intersegment eliminations	47	-	-	-	47

Time Warner excluding Publishing	4,426	(35)	130	14	4,535
Publishing	231	-	-	(1)	230

Time Warner	$4,657	$(35)	$130	$13	$4,765

Margin(a)	21.9%	(0.2%)	0.6%	0.1%	22.4%

Nine Months Ended September 30, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Other	Operating Income (Loss)
Networks	$3,545	$(180)	$-	$(24)	$3,341
Film and TV Entertainment	682	(2)	1	(5)	676
Corporate	(263)	-	-	(3)	(266)
Intersegment eliminations	(80)	-	-	-	(80)

Time Warner excluding Publishing	3,884	(182)	1	(32)	3,671
Publishing	262	-	(41)	(1)	220

Time Warner	$4,146	$(182)	$(40)	$(33)	$3,891

Margin(a)	20.2%	(0.9%)	(0.2%)	(0.2%)	18.9%

Please refer to pages 13 to 15 for additional information on items affecting comparability.

(a)	Adjusted Operating Income Margin is defined as Time Warner Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliations of

Adjusted Income from Continuing Operations attributable to Time Warner Inc. common shareholders to

Income from Continuing Operations attributable to Time Warner Inc. common shareholders and

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to Time Warner

Inc. common shareholders

	Three Months Ended		Nine Months Ended
	9/30/13	9/30/12	9/30/13	9/30/12
Asset impairments	$(5)	$(3)	$(35)	$(182)
Gain (loss) on operating assets, net	113	2	130	(40)
Other	31	-	13	(33)

Impact on Operating Income	139	(1)	108	(255)

Investment gains (losses), net	12	(5)	67	(29)
Amounts related to the separation of Time Warner Cable Inc.	3	6	9	6
Amounts related to the disposition of Warner Music Group	-	1	-	(5)
Items affecting comparability relating to equity method investments	-	-	(12)	-

Pretax impact	154	1	172	(283)
Income tax impact of above items	(52)	(1)	(69)	59

Impact of items affecting comparability on income from continuing operations attributable to Time Warner Inc. shareholders	$102	$-	$103	$(224)

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$1,046	$822	$2,571	$1,813
Less Impact of items affecting comparability on net income	102	-	103	(224)

Adjusted income from continuing operations	$944	$822	$2,468	$2,037

Per share information attributable to Time Warner Inc. common shareholders:
Diluted income per common share from continuing operations	$1.11	$0.84	$2.71	$1.85
Less Impact of items affecting comparability on diluted net income per common share	0.10	-	0.11	(0.23)

Adjusted EPS	$1.01	$0.84	$2.60	$2.08

Average diluted common shares outstanding	938.8	973.9	948.7	979.4

Asset Impairments

During the three months ended September 30, 2013, the Company recognized an international intangible asset impairment of $5 million at the Networks segment. During the nine months ended September 30, 2013, the Company recognized asset impairments of $35 million, consisting of $17 million related to certain of Turner’s international intangible assets, $6 million related to programming assets resulting from Turner’s decision in the first quarter of 2013 to shut down certain of its entertainment networks in Spain, $5 million at the Film and TV Entertainment segment related to miscellaneous assets and $7 million at the Corporate segment related to certain internally developed software.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

During the three and nine months ended September 30, 2012, the Company recognized a $1 million reversal and $178 million of charges, respectively, at the Networks segment in connection with the shutdown of Turner’s general entertainment network, Imagine, in India and its TNT television operations in Turkey in the first half of 2012 (the “Imagine and TNT Turkey Shutdowns”), primarily related to certain receivables, including value added tax receivables, programming assets and long-lived assets, including Goodwill. For both the three and nine months ended September 30, 2012, the Company also recognized $4 million of other miscellaneous noncash asset impairments, consisting of $2 million at the Networks segment and $2 million at the Film and TV Entertainment segment.

Gain (Loss) on Operating Assets, Net

For the three and nine months ended September 30, 2013, the Company recognized a $105 million gain at the Networks segment upon the Company’s acquisition of the controlling interests in HBO Asia, a $2 million gain at the Networks segment on the sale of a building and a $6 million gain at the Film and TV Entertainment segment on miscellaneous operating assets. For the nine months ended September 30, 2013, the Company also recognized a $9 million gain at the Networks segment upon the Company’s acquisition of the controlling interest in HBO Nordic and an $8 million gain at the Corporate segment on the disposal of certain corporate assets.

For the three and nine months ended September 30, 2012, the Company recognized $1 million of income and a $41 million loss, respectively, at the Publishing segment in connection with the sale in the first quarter of 2012 of Time Inc.’s school fundraising business, QSP. For both the three and nine months ended September 30, 2012, the Company also recorded noncash income of $1 million at the Film and TV Entertainment segment related to a fair value adjustment on certain contingent consideration arrangements.

Other

Other reflects external costs related to mergers, acquisitions or dispositions of $7 million and $25 million for the three and nine months ended September 30, 2013, respectively, and income of $1 million and costs of $30 million for the three and nine months ended September 30, 2012, respectively. External costs related to mergers, acquisitions or dispositions for the three and nine months ended September 30, 2013 was primarily related to the separation of Time Inc. from Time Warner. External costs related to mergers, acquisitions or dispositions for the nine months ended September 30, 2012 was primarily related to the Imagine and TNT Turkey Shutdowns.

Other also includes a gain of $38 million for the three and nine months ended September 30, 2013 related to the curtailment of post-retirement benefits (the “Curtailment”).

Lastly, other also includes legal and other professional fees related to the defense of securities litigation matters for former employees totaling $1 million and $3 million for the three and nine months ended September 30, 2012, respectively.

External costs related to mergers, acquisitions or dispositions, the gain related to the Curtailment and amounts related to securities litigation and government investigations are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three months ended September 30, 2013, the Company recognized a $12 million gain associated with a fair value adjustment on an option to acquire securities that was terminated during the third quarter of 2013. For the nine months ended September 30, 2013, the Company recognized $67 million of net miscellaneous investment gains consisting of a $65 million gain on the sale of the Company’s investment in a theater venture in Japan, which included a $10 million gain related to a foreign currency contract, and $2 million of net miscellaneous investment gains.

For the three and nine months ended September 30, 2012, the Company recognized $5 million and $29 million, respectively, of net miscellaneous investment losses, including, for the nine months ended September 30, 2012, a $16 million loss on an investment in a network in Turkey recognized in connection with the Imagine and TNT Turkey Shutdowns.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Amounts Related to the Separation of Time Warner Cable Inc.

The Company recognized other income of $4 million and $10 million for the three and nine months ended September 30, 2013, respectively, and other income of $6 million for both the three and nine months ended September 30, 2012 related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. (“TWC”) employees, which has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations. For the three and nine months ended September 30, 2013, the Company also recognized $1 million of other loss related to changes in the value of a TWC tax indemnification receivable, which has also been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Disposition of Warner Music Group

The Company recognized $1 million of income and $5 million of losses for the three and nine months ended September 30, 2012, respectively, associated with the disposition of Warner Music Group (“WMG”) in 2004. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the nine months ended September 30, 2013, the Company recognized $12 million as its share of a noncash loss on the extinguishment of debt recorded by an equity method investee. This amount has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash Provided by Operations to Free Cash Flow

	Three Months Ended		Nine Months Ended
	9/30/13	9/30/12	9/30/13	9/30/12

Cash provided by operations from continuing operations	$1,187	$1,538	$2,832	$2,297
Add payments related to securities litigation and government investigations	-	1	-	3
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	7	18	223	28
Add excess tax benefits from equity instruments	24	20	154	58
Less capital expenditures	(131)	(143)	(315)	(426)
Less principal payments on capital leases	(2)	(3)	(6)	(9)

Free Cash Flow	$1,085	$1,431	$2,888	$1,951

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   DESCRIPTION OF BUSINESS

Time Warner Inc. (“Time Warner”) is a leading media and entertainment company, whose businesses include television networks, film and TV entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks, premium pay and basic tier television services and digital media properties; Film and TV Entertainment: consisting principally of feature film, television, home video and videogame production and distribution; and Publishing: consisting principally of magazine publishing and related websites as well as book publishing and marketing businesses. On March 6, 2013, Time Warner announced that its Board of Directors has authorized management to proceed with plans for the complete legal and structural separation of the Publishing segment from Time Warner.

Note 2.   INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended		Nine Months Ended
	9/30/13	9/30/12	9/30/13	9/30/12

Intersegment Revenues
Networks	$19	$15	$68	$70
Film and TV Entertainment	156	214	454	648
Publishing	2	3	9	20

Total intersegment revenues	$177	$232	$531	$738

Note 3.   FILM AND TV ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended		Nine Months Ended
	9/30/13	9/30/12	9/30/13	9/30/12

Home video and electronic delivery of theatrical product revenues	$412	$375	$1,359	$1,335
Home video and electronic delivery of television product revenues	206	304	606	648

Note 4.   DISCONTINUED OPERATIONS, NET OF TAX

For the three and nine months ended September 30, 2013, Discontinued operations, net of tax reflected a net tax benefit due to the recognition of additional foreign tax credits attributable to the sale of WMG in 2004.